Exhibit 99

Horizon Offshore Announces Award of Southeast Asia Contract

HOUSTON, Oct. 28 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF) announced today that its subsidiary, Horizon Marine Construction, Ltd., has been awarded a contract by Brunei Shell Petroleum Company Sdn. Bhd (BSP) to perform several installations off the coast of Brunei, beginning the second quarter of 2003. Services provided by Horizon will include project management and installation of a four-pile jacket, drilling deck, two 880-ton compressor modules, and living quarters. In addition to the structural work, Horizon will provide the installation, tie-in, and gauging and testing of several pipelines ranging from 10 to 20 inches in diameter in various water depths including a beach approach.

"Horizon is pleased to be awarded a contract of this magnitude in Asia and looks forward to developing a long-term relationship with BSP. This award further strengthens our position in Southeast Asia, and combined with other recently announced awards, clearly demonstrates our commitment to provide marine services worldwide," stated Bill Lam, president and chief executive officer.

Mr. Lam further stated, "We are also pleased to announce our backlog of $183 million is the largest to date and should help to spring the company forward into what we believe will be a more active environment in 2003."

Horizon and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are subject to various risks and uncertainties, including, but not limited to, industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representation by Horizon Offshore or any other person that the projected outcomes can or will be achieved.